Exhibit 4.7

ASSET REPRESENTATIONS REVIEW AGREEMENT

among

TOYOTA AUTO RECEIVABLES 20[__]-[__] OWNER TRUST,
as Issuer,

TOYOTA MOTOR CREDIT CORPORATION,
as Servicer and Administrator,

and

[__________],
as Asset Representations Reviewer

Dated as of [__________], 20[__]

Section 7.9.	Counterparts	17

Schedule A – Review Materials
Schedule B – Representations, Warranties and Tests

ASSET REPRESENTATIONS REVIEW AGREEMENT, dated as of [__________], 20[__] (this “Agreement”), among TOYOTA AUTO RECEIVABLES 20[__]-[__] OWNER TRUST, a Delaware statutory trust (the “Issuer”), TOYOTA MOTOR CREDIT CORPORATION, a California corporation, as servicer (in such capacity, the “Servicer”) and administrator (in such capacity, the “Administrator”), and [__________], a [__________] (the “Asset Representations Reviewer”).

WITNESSETH

WHEREAS, the Issuer desires to engage the Asset Representations Reviewer to perform reviews of certain Receivables for compliance with certain representations and warranties made with respect thereto; and

WHEREAS, the Asset Representations Reviewer desires to perform such reviews of Receivables in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
USAGE AND DEFINITIONS

Section 1.1.      Usage and Definitions.  Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Sale and Servicing Agreement.

Section 1.2.      Additional Definitions.  The following terms have the meanings given below:

“Annual Fee” has the meaning stated in Section 4.3(a).

“Confidential Information” has the meaning stated in Section 4.9(b).

“Contract” has the meaning stated in Schedule A.

“Information Recipients” has the meaning stated in Section 4.9(a).

“Indemnified Parties” has the meaning stated in Section 4.6(a).

“Indenture” means the Indenture, dated as of [__________], 20[__], between the Issuer and the Indenture Trustee, as the same may be amended, supplemented or modified from time to time.

“Indenture Trustee” means [__________], as indenture trustee under the Indenture, and any successor thereto.

“Issuer PII” has the meaning stated in Section 4.10(a).

“PII” has the meaning stated in Section 4.10(a).

“Review” means the performance by the Asset Representations Reviewer of the testing procedures for each Test and each Review Receivable according to Section 3.3.

“Review Fee” has the meaning stated in Section 4.3(b).

“Review Materials” means, for a Review and a Review Receivable, the documents and other materials listed in Schedule A.

“Review Notice” means a notice delivered to the Asset Representations Reviewer pursuant to Section 4.1(c) of the Servicing Supplement.

“Review Receivables” means those certain Receivables identified by the Servicer to the Asset Representations Reviewer following receipt of a Review Notice as not having been paid in full by the Obligor or purchased from the Issuer in accordance with the terms of the Basic Documents at or prior to the date of such Review Notice.

“Review Report” means, for a Review, the report of the Asset Representations Reviewer as described in Section 3.4.

“Sale and Servicing Agreement” means the Sale and Servicing Agreement, dated as of [__________], 20[__], among the Issuer, the Seller and TMCC.

“Test” has the meaning stated in Section 3.4(a).

“Test Complete” has the meaning stated in Section 3.3(c).

“Test Fail” has the meaning stated in Section 3.3(a).

“Test Pass” has the meaning stated in Section 3.3(a).

ARTICLE II
ENGAGEMENT OF ASSET REPRESENTATIONS REVIEWER

Section 2.1.      Engagement; Acceptance.  The Issuer hereby engages [__________] to act as the Asset Representations Reviewer for the Issuer.  [__________] hereby accepts the engagement and agrees to perform the obligations of the Asset Representations Reviewer on the terms set forth in this Agreement.

Section 2.2.      Confirmation of Status.  The parties confirm that the Asset Representations Reviewer is not responsible for (a) reviewing the Receivables for compliance with the representations and warranties under the Basic Documents, except as described in this Agreement, or (b) determining whether noncompliance with the representations or warranties constitutes a breach of the Basic Documents.

ARTICLE III
ASSET REPRESENTATIONS REVIEW PROCESS

Section 3.1.      Review Notice and Identification of Review Receivables.  Within [ten] ([10]) Business Days after delivery of a Review Notice to the Asset Representations Reviewer, the Servicer will deliver a list of the Review Receivables to the Asset Representations Reviewer.  Upon receipt of a Review Notice and the related list of Review Receivables from the Servicer, the Asset Representations Reviewer will start a Review.

Section 3.2.      Review Materials.

(a)           Access to Review Materials.  Within sixty (60) days of the delivery of a Review Notice to the Asset Representations Reviewer, the Servicer will give the Asset Representations Reviewer access to the Review Materials for all of the Review Receivables in one or more of the following ways, to be determined in the sole discretion of the Servicer: (i) by providing access to the Servicer’s receivables systems, either remotely or at an office of the Servicer, (ii) by electronic posting to a password-protected website to which the Asset Representations Reviewer has access, (iii) by providing scanned copies at an office of the Servicer where the Receivable Files are located or (iv) in another manner agreed to between the Servicer and the Asset Representations Reviewer.  The Servicer may redact or remove PII from the Review Materials, but will use commercially reasonable efforts not to change the meaning or usefulness of the Review Materials for the Review.

(b)           Missing or Insufficient Review Materials.  The Asset Representations Reviewer will review the Review Materials to determine if any Review Materials are missing or insufficient for the Asset Representations Reviewer to perform any Test.  If the Asset Representations Reviewer determines that there are missing or insufficient Review Materials, the Asset Representations Reviewer will notify the Servicer and the Administrator promptly, and in any event no less than twenty (20) Business Days before completing the Review.  The Servicer will have fifteen (15) Business Days to give the Asset Representations Reviewer access to the missing Review Materials or other documents or information to correct any such insufficiency.  If the missing or insufficient Review Materials or other documents or information have not been provided by the Servicer within such fifteen (15) Business Day period, the related Review Report will report a Test Fail for each Test in respect of which such missing or insufficient Review Materials is necessary to determine whether a Test Pass result is appropriate.

Section 3.3.      Performance of Reviews.

(a)           Test Procedures.  For a Review, the Asset Representations Reviewer will perform, for each Review Receivable, the procedures listed under “Tests” in Schedule B for each representation and warranty (each, a “Test”), using the Review Materials necessary to perform the procedures described for such Test in Schedule B.  For each Test and Review Receivable, the Asset Representations Reviewer will determine if the Test has been satisfied (a “Test Pass”) or if the Test has not been satisfied (a “Test Fail”).

(b)           Review Period.  The Asset Representations Reviewer will complete the Review of all of the Review Receivables within sixty (60) days after having received access to the Review

Materials pursuant to Section 3.2(a).  However, if additional Review Materials are provided to the Asset Representations Reviewer in respect of any Review Receivables pursuant to Section 3.2(b), the Review period will be extended for an additional thirty (30) days in respect of any such Review Receivables.

(c)           Completion of Review for Certain Review Receivables.  Following the delivery of the list of the Review Receivables and before the delivery of the Review Report by the Asset Representations Reviewer, the Servicer may notify the Asset Representations Reviewer if a Review Receivable is paid in full by the Obligor or purchased from the Issuer in accordance with the terms of the Basic Documents.  On receipt of such notice, the Asset Representations Reviewer will immediately terminate all Tests of the related Review Receivable, and the Review of such Review Receivables will be considered complete (a “Test Complete”).  In this case, the related Review Report will indicate a Test Complete for such Review Receivable and the related reason.

(d)           Previously Reviewed Receivable; Duplicative Tests.  If any Review Receivable was included in a prior Review, the Asset Representations Reviewer will not conduct additional Tests on such Review Receivable, but will include the previously reported Test results in the Review Report for the current Review.  If the same Test is required for more than one representation and warranty, the Asset Representations Reviewer will only perform the Test once for each Review Receivable, but will report the results of the Test for each applicable representation and warranty on the Review Report.

(e)           Termination of Review.  If a Review is in process and the Notes will be paid in full on the next Payment Date, the Servicer or the Administrator will notify the Asset Representations Reviewer no less than ten (10) days before that Payment Date.  On receipt of such notice, the Asset Representations Reviewer will terminate the Review immediately and will not be obligated to deliver a Review Report.

Section 3.4.      Review Reports.  Within five (5) days after the end of the applicable Review period under Section 3.3(b), the Asset Representations Reviewer will deliver to the Issuer, the Servicer, the Administrator and the Indenture Trustee a Review Report indicating for each Review Receivable whether there was a Test Pass, Test Fail or Test Complete for each related Test.  For each Test Fail or Test Complete, the Review Report will indicate the related reason, including (for example) whether the Review Receivable was a Test Fail as a result of missing or incomplete Review Materials.  The Review Report will contain a summary of the Review results to be included in the Issuer’s Form 10-D report for the Collection Period in which the Review Report is received.  The Asset Representations Reviewer will ensure that the Review Report does not contain any PII.  On reasonable request of the Servicer or the Administrator, the Asset Representations Reviewer will provide additional details on the Test results.

Section 3.5.      Review Representatives.

(a)           Servicer Representative.  The Servicer will designate one or more representatives who will be available to assist the Asset Representations Reviewer in performing the Review, including responding to requests and answering questions from the Asset Representations Reviewer about access to Review Materials on the Servicer’s originations, receivables or other systems, obtaining missing or insufficient Review Materials and/or providing clarification of any Review Materials or Tests.

(b)           Asset Representations Reviewer Representative.  The Asset Representations Reviewer will designate one or more representatives who will be available to the Issuer, the Servicer and the Administrator during the performance of a Review.

(c)           Questions About Review.  The Asset Representations Reviewer will make appropriate personnel available to respond in writing to written questions or requests for clarification of any Review Report from the Indenture Trustee, the Servicer or the Administrator until the earlier of (i) the payment in full of the Notes and (ii) [two years] after the delivery of the Review Report.  The Asset Representations Reviewer will not be obligated to respond to questions or requests for clarification from Noteholders or any other Person and will direct such Persons to submit written questions or requests to the Indenture Trustee.

Section 3.6.      Dispute Resolution.  If a Review Receivable that was the subject of a Review becomes the subject of a dispute resolution proceeding under Section 11.02 of the Sale and Servicing Agreement, the Asset Representations Reviewer will participate in the dispute resolution proceeding on request of a party to the proceeding.  The reasonable out-of-pocket expenses of the Asset Representations Reviewer for its participation in any dispute resolution proceeding will be considered expenses of the requesting party for the dispute resolution and will be paid by a party to the dispute resolution as determined by the mediator or arbitrator for the dispute resolution according to Section 11.02 of the Sale and Servicing Agreement.  If not paid by a party to the dispute resolution, the expenses will be reimbursed by the Issuer according to Section 4.3(d) of this Agreement.

Section 3.7.      Limitations on Review Obligations.

(a)           Review Process Limitations.  The Asset Representations Reviewer will have no obligation: (i) to determine whether a Delinquency Trigger has occurred or whether the required percentage of Noteholders has voted to direct a Review under the Indenture; (ii) to determine which Receivables are the subject of a Review; (iii) to obtain or confirm the validity of the Review Materials; (iv) to obtain missing or insufficient Review Materials; (v) to take any action or cause any other party to take any action under any of the Basic Documents to enforce any remedies for breaches of representations or warranties; or (vi) to establish cause, materiality or recourse for any failed Test as described in Section 3.3.

(b)           Testing Procedure Limitations.  The Asset Representations Reviewer will only be required to perform the “Tests” described in Schedule B, and will not be obligated to perform additional procedures on any Review Receivable other than as specified in this Agreement.  However, the Asset Representations Reviewer may, in its discretion, (i) perform other tests that it deems reasonable and appropriate in determining whether the Review Receivables were in compliance with the representations and warranties made by TMCC and the Seller about the Review Receivables in the Basic Documents and (ii) provide additional information about any Review Receivable that it determines in good faith to be material to the related Review.

ARTICLE IV
ASSET REPRESENTATIONS REVIEWER

Section 4.1.      Representations and Warranties.  The Asset Representations Reviewer represents and warrants to the Issuer as of the Closing Date:

(a)           Organization and Qualification.  The Asset Representations Reviewer is duly organized and validly existing as a [__________] in good standing under the laws of State of [__________].  The Asset Representations Reviewer is qualified as a foreign [__________] in good standing and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its properties or the conduct of its activities requires the qualification, license or approval, unless the failure to obtain the qualifications, licenses or approvals would not reasonably be expected to have a material adverse effect on the Asset Representations Reviewer’s ability to perform its obligations under this Agreement.

(b)           Power, Authority and Enforceability.  The Asset Representations Reviewer has the power and authority to execute, deliver and perform its obligations under this Agreement.  The Asset Representations Reviewer has authorized the execution, delivery and performance of this Agreement.  This Agreement is the legal, valid and binding obligation of the Asset Representations Reviewer enforceable against the Asset Representations Reviewer, except as may be limited by insolvency, bankruptcy, reorganization or other laws relating to the enforcement of creditors’ rights or by general equitable principles.

(c)           No Conflicts and No Violation.  The completion of the transactions  contemplated by this Agreement and the performance of the Asset Representations Reviewer’s obligations under this Agreement will not (i) conflict with, or be a breach or default under, any indenture, mortgage, deed of trust, loan agreement, guarantee or similar document under which the Asset Representations Reviewer is a debtor or guarantor, (ii) result in the creation or imposition of a Lien on the properties or assets of the Asset Representations Reviewer under the terms of any indenture, mortgage, deed of trust, loan agreement, guarantee or similar document, (iii) violate the organizational documents of the Asset Representations Reviewer or (iv) violate a law or, to the Asset Representations Reviewer’s knowledge, an order, rule or regulation of a federal or State court, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Asset Representations Reviewer or its properties that applies to the Asset Representations Reviewer, which, in each case, would reasonably be expected to have a material adverse effect on the Asset Representations Reviewer’s ability to perform its obligations under this Agreement.

(d)           No Proceedings.  To the Asset Representations Reviewer’s knowledge, there are no proceedings or investigations pending or threatened in writing before a federal or State court, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Asset Representations Reviewer or its properties (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the completion of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that would reasonably be expected to have a material adverse effect on the Asset Representations Reviewer’s ability to perform its obligations under, or the validity or enforceability of, this Agreement.

(e)           Eligibility.  The Asset Representations Reviewer meets the eligibility requirements in Section 5.1.

Section 4.2.      Covenants.  The Asset Representations Reviewer covenants and agrees that:

(a)           Eligibility.  It will notify the Issuer, the Servicer and the Administrator promptly if it no longer meets, or reasonably expects that it will no longer meet, the eligibility requirements in Section 5.1.

(b)           Review Systems; Personnel.  It will maintain business process management and/or other systems necessary to ensure that it can perform each Test and, on execution of this Agreement, will load each Test into these systems. The Asset Representations Reviewer will ensure that these systems allow for each Review Receivable and the related Review Materials to be individually tracked and stored as contemplated by this Agreement.  The Asset Representations Reviewer will maintain adequate staff that is properly trained to conduct Reviews as required by this Agreement.

(c)           Maintenance of Review Materials.  It will maintain copies of any Review Materials, Review Reports and other documents relating to a Review, including internal correspondence and work papers, for a period of at least two years after any termination of this Agreement.

(d)           Compliance with Applicable Law.  The Asset Representations Reviewer will act in accordance with all requirements applicable to an asset representations reviewer under applicable law (as amended from time to time) and other state or federal securities law applicable to asset representations reviewers in effect during the term of this Agreement.

Section 4.3.      Fees and Expenses.

(a)           Annual Fee.  As compensation for its activities hereunder, the Asset Representations Reviewer shall be entitled to receive an annual fee (the “Annual Fee”) with respect to each Annual Period prior to the termination of the Issuer, in an amount equal to $[_____].  The Annual Fee will be paid on the Closing Date and on each anniversary of the Closing Date until this Agreement is terminated.

(b)           Review Fee.  Following the completion of a Review and the delivery of the related Review Report pursuant to Section 3.4, or the termination of a Review according to Section 3.3(e), and the delivery to the Indenture Trustee, the Servicer and the Administrator of a detailed invoice, the Asset Representations Reviewer will be entitled to a fee of $[____] for each Review Receivable for which the Review was started (the “Review Fee”).  However, no Review Fee will be charged for any Review Receivable which was included in a prior Review or for which no Tests were completed prior to the Asset Representations Reviewer being notified of a termination of the Review according to Section 3.3(e) or due to missing or insufficient Review Materials under Section 3.2(b).  If the detailed invoice is submitted on or before the first day of a month, the Review Fee will be paid by the Issuer according to the priority of payments in the Sale and Servicing Agreement or the Indenture, as applicable, on the Payment Date in that month.  However, if a Review is terminated according to Section 3.3(e), the Asset

Representations Reviewer must submit its invoice for the Review Fee for the terminated Review no later than ten (10) Business Days before the final Payment Date to be reimbursed on such final Payment Date.

(c)           Reimbursement of Travel Expenses.  If the Servicer provides access to the Review Materials at one of its properties, the Issuer will reimburse the Asset Representations Reviewer for its reasonable travel expenses incurred in connection with the Review upon receipt of a detailed invoice; provided that such reimbursable expenses may not exceed [_______].

(d)           Dispute Resolution Expenses.  If the Asset Representations Reviewer participates in a dispute resolution proceeding under Section 3.6 of this Agreement and its reasonable out-of-pocket expenses for participating in the proceeding are not paid by a party to the dispute resolution within ninety (90) days after the end of the proceeding, the Issuer will reimburse the Asset Representations Reviewer for such expenses upon receipt of a detailed invoice.

Section 4.4.      Limitation on Liability.  The Asset Representations Reviewer will not be liable to any Person for any action taken, or not taken, in good faith under this Agreement or for errors in judgment.  However, the Asset Representations Reviewer will be liable for its willful misconduct, bad faith or negligence in performing its obligations under this Agreement.  In no event will the Asset Representations Reviewer be liable for special, indirect or consequential losses or damages (including lost profit), even if the Asset Representations Reviewer has been advised of the likelihood of the loss or damage and regardless of the form of action.

Section 4.5.      Indemnification by Asset Representations Reviewer.  The Asset Representations Reviewer will indemnify each of the Issuer, the Seller, the Servicer, the Administrator, the Owner Trustee and the Indenture Trustee and their respective directors, officers, employees and agents for all fees, expenses, losses, damages and liabilities resulting from (a) the willful misconduct, bad faith or negligence of the Asset Representations Reviewer in performing its obligations under this Agreement and (b) the Asset Representations Reviewer’s breach of any of its representations or warranties in this Agreement.  The Asset Representations Reviewer’s obligations under this Section 4.5 will survive the termination of this Agreement, the termination of the Issuer and the resignation or removal of the Asset Representations Reviewer.

Section 4.6.      Indemnification of Asset Representations Reviewer.

(a)           Indemnification.  The Issuer will indemnify the Asset Representations Reviewer and its officers, directors, employees and agents (each, an “Indemnified Person”), for all costs, expenses, losses, damages and liabilities resulting from the performance of its obligations under this Agreement (including the fees and expenses of defending itself against any loss, damage or liability), but excluding any cost, expense, loss, damage or liability resulting from (i) the Asset Representations Reviewer’s willful misconduct, bad faith or negligence or (ii) the Asset Representations Reviewer’s breach of any of its representations or warranties in this Agreement.

(b)           Proceedings.  Promptly on receipt by an Indemnified Person of notice of a Proceeding against it, the Indemnified Person will, if a claim is to be made under Section 4.6(a), notify the Issuer, the Servicer and the Administrator of the Proceeding.  The Issuer, the Servicer and the Administrator may participate in and assume the defense and settlement of a Proceeding at its expense.  If the Issuer, the Servicer or the Administrator notifies the Indemnified Person of its intention to assume the defense of the Proceeding with counsel reasonably satisfactory to the Indemnified Person, and so long as the Issuer, the Servicer or the Administrator assumes the defense of the Proceeding in a manner reasonably satisfactory to the Indemnified Person, the Issuer, the Servicer and the Administrator will not be liable for fees and expenses of counsel to the Indemnified Person unless there is a conflict between the interests of the Issuer, the Servicer or the Administrator, as applicable, and an Indemnified Person.  If there is a conflict, the Issuer, the Servicer or the Administrator will pay for the reasonable fees and expenses of separate counsel to the Indemnified Person.  No settlement of a Proceeding may be made without the approval of the Issuer, the Servicer and the Administrator and the Indemnified Person, which approval will not be unreasonably withheld, conditioned or delayed.

(c)           Survival of Obligations.  The Issuer’s, the Servicer’s and the Administrator’s obligations under this Section 4.6 will survive the resignation or removal of the Asset Representations Reviewer and the termination of this Agreement.

(d)           Repayment.  If the Issuer, the Servicer or the Administrator makes any payment under this Section 4.6 and the Indemnified Person later collects any of the amounts for which the payments were made to it from others, the Indemnified Person will promptly repay the amounts to the Issuer, the Servicer or the Administrator, as applicable.

Section 4.7.      Inspections of Asset Representations Reviewer.  The Asset Representations Reviewer agrees that, with reasonable prior notice not more than once during any year, it will permit authorized representatives of the Issuer, the Servicer and the Administrator, during the Asset Representations Reviewer’s normal business hours, to examine and review the books of account, records, reports and other documents and materials of the Asset Representations Reviewer relating to (a) the performance of the Asset Representations Reviewer’s obligations under this Agreement, (b) payments of fees and expenses of the Asset Representations Reviewer for its performance and (c) a claim made by the Asset Representations Reviewer under this Agreement.  In addition, the Asset Representations Reviewer will permit the Issuer’s, the Servicer’s and the Administrator’s representatives to make copies and extracts of any of those documents and to discuss them with the Asset Representations Reviewer’s officers and employees.  Each of the Issuer, the Servicer and the Administrator will, and will cause its authorized representatives to, hold in confidence the information except if disclosure may be required by law or if the Issuer, the Servicer or the Administrator reasonably determines that it is required to make the disclosure under this Agreement or the other Basic Documents.  The Asset Representations Reviewer will maintain all relevant books, records, reports and other documents and materials for a period of at least two years after the termination of its obligations under this Agreement.

Section 4.8.      Delegation of Obligations.  The Asset Representations Reviewer may not delegate or subcontract its obligations under this Agreement to any Person without the consent of the Issuer, the Servicer and the Administrator.

Section 4.9.                      Confidential Information.

(a)           Treatment.  The Asset Representations Reviewer agrees to hold and treat Confidential Information given to it under this Agreement in confidence and under the terms and conditions of this Section 4.9, and will implement and maintain safeguards to further assure the confidentiality of the Confidential Information.  The Confidential Information will not, without the prior consent of the Issuer, the Servicer and the Administrator, be disclosed or used by the Asset Representations Reviewer, or its officers, directors, employees, agents, representatives or affiliates, including legal counsel (collectively, the “Information Recipients”) other than for the purposes of performing Reviews of Review Receivables or performing its obligations under this Agreement.  The Asset Representations Reviewer agrees that it will not, and will cause its Affiliates to not (i) purchase or sell securities issued by TMCC, the Issuer or any of their respective Affiliates or special purpose entities formed by any of the foregoing Persons on the basis of Confidential Information or (ii) use the Confidential Information for the preparation of research reports, newsletters or other publications or similar communications.

(b)           Definition.  “Confidential Information” means oral, written and electronic materials (irrespective of its source or form of communication) furnished before, on or after the date of this Agreement to the Asset Representations Reviewer for the purposes contemplated by this Agreement, including:

(i)       lists of Review Receivables and any related Review Materials;

(ii)      origination and servicing guidelines, policies and procedures, and form contracts; and

(iii)     notes, analyses, compilations, studies or other documents or records prepared by the Servicer or the Administrator, which contain information supplied by or on behalf of the Servicer, the Administrator or their respective representatives.

However, Confidential Information will not include information that (A) is or becomes generally available to the public other than as a result of disclosure by the Information Recipients, (B) was available to, or becomes available to, the Information Recipients on a non-confidential basis from a Person or entity other than the Issuer, the Servicer or the Administrator before its disclosure to the Information Recipients who, to the knowledge of the Information Recipient is not bound by a confidentiality agreement with the Issuer, the Servicer or the Administrator and is not prohibited from transmitting the information to the Information Recipients, (C) is independently developed by the Information Recipients without the use of the Confidential Information, as shown by the Information Recipients’ files and records or other evidence in the Information Recipients’ possession or (D) the Issuer, the Servicer or the Administrator provides permission to the applicable Information Recipients to release.

(c)           Protection.  The Asset Representations Reviewer will take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of Confidential Information, including those measures that it takes to protect its own confidential information and not less than a reasonable standard of care.  The Asset Representations Reviewer acknowledges that PII is also subject to the additional requirements in Section 4.10.

(d)           Disclosure.  If the Asset Representations Reviewer is required by applicable law, regulation, rule or order issued by an administrative, governmental, regulatory or judicial authority to disclose part of the Confidential Information, it may disclose the Confidential Information.  However, before a required disclosure, the Asset Representations Reviewer, if permitted by law, regulation, rule or order, will use its reasonable efforts to provide the Issuer, the Servicer and the Administrator with notice of the requirement and will cooperate, at the Issuer’s or the Servicer’s expense, as applicable, in the Issuer’s or the Servicer’s pursuit of a proper protective order or other relief for the disclosure of the Confidential Information.  If the Issuer or the Servicer is unable to obtain a protective order or other proper remedy by the date that the information is required to be disclosed, the Asset Representations Reviewer will disclose only that part of the Confidential Information that it is advised by its legal counsel it is legally required to disclose.

(e)           Responsibility for Information Recipients.  The Asset Representations Reviewer will be responsible for a breach of this Section 4.9 by its Information Recipients.

(f)           Violation.  The Asset Representations Reviewer agrees that a violation of this Agreement may cause irreparable injury to the Issuer, the Servicer and the Administrator, and the Issuer, the Servicer and the Administrator may seek injunctive relief in addition to legal remedies.  If an action is initiated by the Issuer, the Servicer or the Administrator to enforce this Section 4.9, the prevailing party will be reimbursed for its fees and expenses, including reasonable attorney’s fees, incurred for the enforcement.

Section 4.10.      Personally Identifiable Information.

(a)           Definitions.  “PII” means information in any format about an identifiable individual, including, name, address, phone number, e-mail address, account number(s), identification number(s), any other actual or assigned attribute associated with or identifiable to an individual and any information that when used separately or in combination with other information could identify an individual.  “Issuer PII” means PII furnished by the Issuer, the Servicer, the Administrator or their respective Affiliates to the Asset Representations Reviewer and PII developed or otherwise collected or acquired by the Asset Representations Reviewer in performing its obligations under this Agreement.

(b)           Use of Issuer PII.  The Issuer does not grant the Asset Representations Reviewer any rights to Issuer PII except as provided in this Agreement.  The Asset Representations Reviewer will use Issuer PII only to perform its obligations under this Agreement or as specifically directed in writing by the Issuer and will only reproduce Issuer PII to the extent necessary for these purposes.  The Asset Representations Reviewer must comply with all laws applicable to PII, Issuer PII and the Asset Representations Reviewer’s business, including any legally required codes of conduct, including those relating to privacy, security and data protection.  The Asset Representations Reviewer will protect and secure Issuer PII.  The Asset Representations Reviewer will implement privacy or data protection policies and procedures that comply with applicable law and this Agreement.  The Asset Representations Reviewer will implement and maintain reasonable and appropriate practices, procedures and systems, including administrative, technical and physical safeguards to (i) protect the security, confidentiality and integrity of Issuer PII, (ii) ensure against anticipated threats or hazards to the security or integrity of Issuer PII, (iii) protect against unauthorized access to or use of Issuer PII and (iv) otherwise comply with its obligations under this Agreement.  These safeguards include a written data security plan, employee training, information access controls, restricted disclosures, systems protections (e.g., intrusion protection, data storage protection and data transmission protection) and physical security measures.

(c)           Additional Limitations.  In addition to the use and protection requirements described in Section 4.10(b), the Asset Representations Reviewer’s disclosure of Issuer PII is also subject to the following requirements:

(i)      The Asset Representations Reviewer will not disclose Issuer PII to its personnel or allow its personnel access to Issuer PII except (A) for the Asset Representations Reviewer personnel who require Issuer PII to perform a Review, (B) with the prior consent of the Issuer or (C) as required by applicable law.  When permitted, the disclosure of or access to Issuer PII will be limited to the specific information necessary for the individual to complete the assigned task.  The Asset Representations Reviewer will inform personnel with access to Issuer PII of the confidentiality requirements in this Agreement and train its personnel with access to Issuer PII on the proper use and protection of Issuer PII.

(ii)      The Asset Representations Reviewer will not sell, disclose, provide or exchange Issuer PII with or to any third party without the prior consent of the Issuer.

(iii)     Notwithstanding anything to the contrary contained in this Agreement, the Asset Representations Reviewer’s use and handling of Issuer PII shall also be subject to the terms and limitations described in that separate letter agreement between TMCC and the Asset Representations Reviewer dated [__________], 2015 (the “Letter Agreement”) and, in the event of any conflict between the terms of the Letter Agreement and the terms this Agreement related to the Asset Representations Reviewer’s use and handling of Issuer PII, the most restrictive of such terms shall govern.

(d)           Notice of Breach.  The Asset Representations Reviewer will notify the Issuer, the Servicer and the Administrator promptly in the event of an actual or reasonably suspected security breach, unauthorized access, misappropriation or other compromise of the security, confidentiality or integrity of Issuer PII and, where applicable, immediately take action to prevent any further breach.

(e)           Return or Disposal of Issuer PII.  Except where return or disposal is prohibited by applicable law, promptly on the earlier of the completion of the Review or the request of the Issuer, all Issuer PII in any medium in the Asset Representations Reviewer’s possession or under its control will be (i) destroyed in a manner that prevents its recovery or restoration or (ii) if so directed by the Issuer, returned to the Issuer without the Asset Representations Reviewer retaining any actual or recoverable copies, in both cases, without charge to the Issuer.  Where the Asset Representations Reviewer retains Issuer PII, the Asset Representations Reviewer will limit the Asset Representations Reviewer’s further use or disclosure of Issuer PII to that required by applicable law.

(f)           Compliance; Modification.  The Asset Representations Reviewer will cooperate with and provide information to the Issuer, the Servicer and the Administrator regarding the Asset Representations Reviewer’s compliance with this Section 4.10.  The Asset Representations Reviewer, the Issuer, the Servicer and the Administrator agree to modify this Section 4.10 as necessary for any party to comply with applicable law.

(g)           Audit of Asset Representations Reviewer.  The Asset Representations Reviewer will permit the Issuer, the Servicer and the Administrator and their authorized representatives to audit the Asset Representations Reviewer’s compliance with this Section 4.10 during the Asset Representations Reviewer’s normal business hours on reasonable advance notice to the Asset Representations Reviewer, and not more than once during any year unless circumstances necessitate additional audits.  The Issuer, the Servicer and the Administrator agree to make reasonable efforts to schedule any audit described in this Section 4.10 with the inspections described in Section 4.7.  The Asset Representations Reviewer will also permit the Issuer, the Servicer and the Administrator, during normal business hours on reasonable advance written notice, to audit any service providers used by the Asset Representations Reviewer to fulfill the Asset Representations Reviewer’s obligations under this Agreement.

(h)           Affiliates and Third Parties.  If the Asset Representations Reviewer processes the PII of the Issuer’s, the Servicer’s or the Administrator’s Affiliates or a third party when performing a Review, and if such Affiliate or third party is identified to the Asset Representations Reviewer, such Affiliate or third party is an intended third-party beneficiary of this Section 4.10, and this Agreement is intended to benefit the Affiliate or third party.  The Affiliate or third party may enforce the PII-related terms of this Section 4.10 against the Asset Representations Reviewer as if each were a signatory to this Agreement.

ARTICLE V
RESIGNATION AND REMOVAL;
SUCCESSOR ASSET REPRESENTATIONS REVIEWER

Section 5.1.      Eligibility Requirements for Asset Representations Reviewer.  The Asset Representations Reviewer must be a Person who (a) is not an Affiliate of TMCC, the Seller, the Issuer, the Servicer, the Administrator, the Indenture Trustee or the Owner Trustee and (b) is not an Affiliate of any Person that was engaged by TMCC or any underwriter of the Notes to perform any due diligence on the Receivables prior to the Closing Date.

Section 5.2.      Resignation and Removal of Asset Representations Reviewer.

(a)           No Resignation.  The Asset Representations Reviewer will not resign as Asset Representations Reviewer unless it determines it is legally unable to perform its obligations under this Agreement and there is no reasonable action that it could take to make the performance of its obligations under this Agreement permitted under applicable law.  In such event, the Asset Representations Reviewer will deliver a notice of its resignation to the Issuer, the Servicer and the Administrator, together with an Opinion of Counsel supporting its determination.

(b)           Removal.  If any of the following events occur, the Issuer, by notice to the Asset Representations Reviewer, may remove the Asset Representations Reviewer and terminate its rights and obligations under this Agreement:

(i)      the Asset Representations Reviewer no longer meets the eligibility requirements in Section 5.1;

(ii)      the Asset Representations Reviewer breaches of any of its representations, warranties, covenants or obligations in this Agreement; or

(iii)     an Insolvency Event of the Asset Representations Reviewer occurs.

(c)           Notice of Resignation or Removal.  The Issuer will notify the Servicer, the Administrator, the Owner Trustee and the Indenture Trustee of any resignation or removal of the Asset Representations Reviewer.

(d)           Continue to Perform After Resignation or Removal.  No resignation or removal of the Asset Representations Reviewer will be effective, and the Asset Representations Reviewer will continue to perform its obligations under this Agreement, until a successor Asset Representations Reviewer has accepted its engagement according to Section 5.3(b).

Section 5.3.      Successor Asset Representations Reviewer.

(a)           Engagement of Successor Asset Representations Reviewer.  Following the resignation or removal of the Asset Representations Reviewer, the Issuer will engage a successor Asset Representations Reviewer who meets the eligibility requirements of Section 5.1.

(b)           Effectiveness of Resignation or Removal.  No resignation or removal of the Asset Representations Reviewer will be effective until the successor Asset Representations Reviewer has executed and delivered to the Issuer, the Servicer and the Administrator an agreement accepting its engagement and agreeing to perform the obligations of the Asset Representations Reviewer under this Agreement or entering into a new agreement with the Issuer on substantially the same terms as this Agreement.

(c)           Transition and Expenses.  If the Asset Representations Reviewer resigns or is removed, the Asset Representations Reviewer will cooperate with the Issuer, the Servicer and the Administrator and take all actions reasonably requested to assist the Issuer in making an orderly transition of the Asset Representations Reviewer’s rights and obligations under this Agreement to the successor Asset Representations Reviewer.  The Asset Representations Reviewer will pay the reasonable expenses of transitioning the Asset Representations Reviewer’s obligations under this Agreement and preparing the successor Asset Representations Reviewer to take on the obligations on receipt of an invoice with reasonable detail of the expenses from the Issuer, the Servicer, the Administrator or the successor Asset Representations Reviewer.

Section 5.4.      Merger, Consolidation or Succession.  Any Person (a) into which the Asset Representations Reviewer is merged or consolidated, (b) resulting from any merger or consolidation to which the Asset Representations Reviewer is a party or (c) succeeding to the business of the Asset Representations Reviewer, if that Person meets the eligibility requirements in Section 5.1, will be the successor to the Asset Representations Reviewer under this Agreement.  Such Person will execute and deliver to the Issuer, the Servicer and the Administrator an agreement to assume the Asset Representations Reviewer’s obligations under this Agreement (unless the assumption happens by operation of law).

ARTICLE VI
OTHER AGREEMENTS

Section 6.1.      Independence of Asset Representations Reviewer.  The Asset Representations Reviewer will be an independent contractor and will not be subject to the supervision of the Issuer for the manner in which it accomplishes the performance of its obligations under this Agreement.  Unless authorized by the Issuer, the Servicer or the Administrator, the Asset Representations Reviewer will have no authority to act for or represent the Issuer, the Servicer or the Administrator, respectively, and will not be considered an agent of any such Person.  Nothing in this Agreement will make the Asset Representations Reviewer and the Issuer, the Servicer or the Administrator members of any partnership, joint venture or other separate entity or impose any liability as such on any of them.

Section 6.2.      No Petition.  Each of the parties agrees that, before the date that is one year and one day (or, if longer, any applicable preference period) after payment in full of all securities issued by the Seller, the Issuer or by a trust for which the Seller was a depositor, it will not start or pursue against, or join any other Person in starting or pursuing against the Seller or the Issuer, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under any bankruptcy or similar law.  This Section 6.2 will survive the termination of this Agreement.

Section 6.3.      Limitation of Liability of Owner Trustee.  This Agreement has been signed on behalf of the Issuer by [__________], not in its individual capacity but solely in its capacity as Owner Trustee of the Issuer.  In no event will [__________] in its individual capacity or a beneficial owner of the Issuer be liable for the Issuer’s obligations under this Agreement.  For all purposes under this Agreement, the Owner Trustee will be subject to, and entitled to the benefits of, the Trust Agreement.

Section 6.4.      Termination of Agreement.  This Agreement will terminate, except for the obligations under Section 4.6, on the earlier of (a) the payment in full of all outstanding Notes and the satisfaction and discharge of the Indenture and (b) the date the Issuer is terminated under the Trust Agreement.

ARTICLE VII
MISCELLANEOUS PROVISIONS

Section 7.1.      Amendments.  The parties may amend this Agreement:

(i)      to clarify an ambiguity, correct an error or correct or supplement any term of this Agreement that may be defective or inconsistent with the other terms of this Agreement or to provide for, or facilitate the acceptance of this Agreement by, a successor Asset Representations Reviewer, in each case without the consent of the Noteholders or any other Person;

(ii)      to add, change or eliminate terms of this Agreement, in each case without the consent of the Noteholders or any other Person, if the Administrator delivers an Officer’s Certificate to the Issuer, the Owner Trustee and the Indenture Trustee stating that the amendment will not have a material adverse effect on the Noteholders; or

(iii)     to add, change or eliminate terms of this Agreement for which an Officer’s Certificate is not or cannot be delivered under Section 7.1(a)(ii), with the consent of a majority of the principal amount of the Notes of the Controlling Class then outstanding, acting together as a single class.

Section 7.2.      Assignment; Benefit of Agreement; Third Party Beneficiaries.

(a)           Assignment.  Except as stated in Section 5.4, this Agreement may not be assigned by the Asset Representations Reviewer without the consent of the Issuer, the Servicer and the Administrator.

(b)           Benefit of Agreement; Third-Party Beneficiaries.  This Agreement is for the benefit of and will be binding on the parties and their permitted successors and assigns.  The Owner Trustee and the Indenture Trustee, for the benefit of the Noteholders, will be third-party beneficiaries of this Agreement and may enforce this Agreement against the Asset Representations Reviewer, the Servicer and the Administrator.  No other Person will have any right or obligation under this Agreement.

Section 7.3.      Notices.

(a)           Notices to Parties.  All notices, requests, demands, consents, waivers or other communications to or from the parties must be in writing and will be considered given:

(i)      for overnight mail, on delivery or, for registered first class mail, postage prepaid, three (3) days after deposit in the mail;

(ii)      for a fax, when receipt is confirmed by telephone, reply email or reply fax from the recipient;

(iii)     for an email, when receipt is confirmed by telephone or reply email from the recipient; and

(iv)     for an electronic posting to a password-protected website to which the recipient has access, on delivery of an email (without the requirement of confirmation of receipt) stating that the electronic posting has occurred.

(b)           Notice Addresses.  Any notice, request, demand, consent, waiver or other communication will be addressed as stated in the Sale and Servicing Agreement or the Administration Agreement, as applicable, or to another address as a party may give by notice to the other parties.

Section 7.4.      GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE

STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 7.5.      WAIVER OF JURY TRIAL.  EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN LEGAL PROCEEDING RELATING TO THIS AGREEMENT.

Section 7.6.      No Waiver; Remedies.  No party’s failure or delay in exercising a power, right or remedy under this Agreement will operate as a waiver.  No single or partial exercise of a power, right or remedy will preclude any other or further exercise of the power, right or remedy or the exercise of any other power, right or remedy.  The powers, rights and remedies under this Agreement are in addition to any powers, rights and remedies under law.

Section 7.7.      Severability.  If a part of this Agreement is held invalid, illegal or unenforceable, then it will be deemed severable from the remaining Agreement and will not affect the validity, legality or enforceability of the remaining Agreement.

Section 7.8.      Headings.  The headings in this Agreement are included for convenience and will not affect the meaning or interpretation of this Agreement.

Section 7.9.      Counterparts.  This Agreement may be executed in multiple counterparts. Each counterpart will be an original and all counterparts will together be one document.

[Remainder of Page Left Blank]

IN WITNESS WHEREOF, the Issuer, the Servicer, the Administrator and the Asset Representations Reviewer have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

TOYOTA AUTO RECEIVABLES 20[__]-[__] OWNER TRUST, as Issuer
By: [__________], not in its individual capacity, but solely as Owner Trustee

By: ________________________________ Name: Title:

TOYOTA MOTOR CREDIT CORPORATION, as Servicer and Administrator

By: ________________________________ Name: Title:

[__________], as Asset Representations Reviewer

By: ________________________________ Name: Title:

Schedule A
Review Materials

[“Review Materials” means, with respect to each Receivable:

(a)	the original tangible record constituting or forming a part of such Receivable, or a copy or image of such original tangible record;

(b)	the original credit application executed by the related Obligor (or a photocopy or other image or electronic record thereof;

(c)
the original certificate of title (or evidence that such certificate of title has been applied for), or a photocopy or other image thereof, and of such documents that the Servicer shall keep on file evidencing the security interest in the related Financed Vehicle;

(d)	an electronic data tape describing certain characteristics of the Receivables as of the Cutoff Date or such other applicable date of determination (the “Data Tape”);

(e)	a list of approved contract forms for the Review Receivables, as provided by TMCC; and

(f)
such other documentation or information (whether tangible or electronic, and including, without limitation, screen prints or reports of the Servicer’s receivables and securitization systems) as the Servicer, as the case may be, may maintain and which the Servicer shall have determined to be relevant to any Test with respect to such Receivable.]

Sch. A-1

Schedule B
Representations, Warranties and Tests

Representations and Warranties Made as of the Cutoff Date and the Closing Date (unless otherwise specified)	Tests
1.     Characteristics of Receivables.  Each Receivable (i) shall have been originated in the United States by a Dealer for the retail sale of the related Financed Vehicle in the ordinary course of such Dealer’s business, shall have been fully and properly executed by the parties thereto, shall have been purchased by TMCC from such Dealer under an existing agreement with TMCC and shall have been validly assigned by such Dealer to TMCC in accordance with the terms of such agreement and shall have been subsequently sold by TMCC to the Seller pursuant to this Agreement, (ii) on the Closing Date, shall have created or shall create a valid, subsisting and enforceable first priority security interest in favor of TMCC in the related Financed Vehicle, which security interest shall be assignable, and shall be so assigned, by the Seller to the Purchaser hereby, (iii) shall, except as otherwise provided in the Sale and Servicing Agreement, provide for scheduled monthly payments that fully amortize the Amount Financed by maturity (except for minimally different payments in the first or last month in the life of the Receivable and except pursuant to the Servicer’s Customary Servicing Practices, including Permitted Modifications that re-amortize the term of the Receivable) and provide for a finance charge or yield interest at its APR, in either case calculated based on the Simple Interest Method, (iv) shall contain customary and enforceable provisions, such that the rights and remedies of the holder thereof shall be adequate for realization against the collateral of the benefits of the security, (v) shall provide for, in the event that such Receivable is prepaid, a prepayment that fully pays the Principal Balance and includes accrued but unpaid interest and (vi) allows for prepayment and partial prepayment without penalty.

1.     Observe the Receivable and confirm that (i) it was on a form included in the list of approved forms of Receivables provided to [__________] by TMCC,  (ii) it contains a signature on behalf of each party thereto, (iii) its scheduled monthly payments fully amortize the Amount Financed by maturity (except for minimally different payments in the first or last month), (iv) it provides for a finance charge or yield interest at its APR, in either case calculated based on the Simple Interest Method, (v) it provides for, in the event that such Receivable is prepaid, a prepayment that fully pays the Principal Balance and includes accrued but unpaid interest and (vi) it allows for prepayment and partial prepayment without penalty.

Sch. B-1

Representations and Warranties Made as of the Cutoff Date and the Closing Date (unless otherwise specified)	Tests
2.     Compliance with Law.  Each Receivable, including each form of contract used to originate each Receivable and each sale of the related Financed Vehicle, shall have complied at the time such form of contract was used or such sale was originated or made, and shall comply at the time of execution of this Agreement, in all material respects with all requirements of applicable federal, state and local laws, and regulations thereunder, including usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Consumer Financial Protection Bureau’s Regulations B and Z (to the extent applicable), the Servicemembers Civil Relief Act of 2003, as amended, and state adaptations of the National Consumer Credit Protection Act and of the Uniform Consumer Credit Code and other consumer credit, equal credit opportunity and disclosure laws as applicable to such Receivable.

2. Observe the Receivable and confirm that it was on a form included in the list of approved forms of Receivables provided to [__________] by TMCC.
3.     Binding Obligation.  Each Receivable is on a form contract that includes rights and remedies allowing the holder to enforce the obligation and realize on the related Financed Vehicle.  Each Receivable shall constitute the legal, valid and binding payment obligation in writing of the related Obligor, enforceable by the holder thereof in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity and consumer protection laws, regardless of whether such enforceability shall be considered in a proceeding in equity or at law.

3. Observe the Receivable and confirm that it was on a form included in the list of approved forms of Receivables provided to [__________] by TMCC.
4.     No Government Obligors.  None of the Receivables shall be due from the United States or any state or local government, or from any agency, department or instrumentality of the United States or any state or local government.

4.     Observe the Receivable and confirm that the related Obligor is not the United States or any state or local government, or from any agency, department or instrumentality of the United States or any state or local government.

Sch. B-2

Representations and Warranties Made as of the Cutoff Date and the Closing Date (unless otherwise specified)	Tests
5.     Security Interest in Financed Vehicles.  Immediately prior to the sale, assignment and transfer thereof to the Purchaser on the Closing Date, each Receivable shall be secured by a validly perfected first priority security interest in the related Financed Vehicle in favor of TMCC as secured party or all necessary and appropriate action with respect to such Receivable shall have been taken to perfect a first priority security interest in such Financed Vehicle in favor of TMCC as secured party.

5.     Observe the related certificate of title documentation and confirm that (i)  it shows TMCC as the first lienholder thereon or (ii) there is evidence that a certificate of title naming TMCC as the first lienholder thereon has been applied for.

6.     Receivables in Force.  No Receivable shall have been satisfied, subordinated or rescinded, nor shall any Financed Vehicle have been released in whole or in part from the lien granted by the related Receivable.

6.     Observe the related Receivable File and confirm that the Receivable was not noted therein as having been satisfied, subordinated or rescinded, or released in whole or in part from the lien granted by such Receivable.

7.     No Waivers.  As of the Cutoff Date, no provision of a Receivable shall have been waived (except pursuant to the Servicer’s Customary Servicing Practices, including Permitted Modifications that re-amortize the term of the Receivable) in such a manner that such Receivable fails to meet all of the other representations and warranties made by the Seller herein with respect thereto.

7.     Observe the related Receivable File and confirm that, as of the Cutoff Date, there was no record therein of any waiver of any provision of the Receivable (except pursuant to the Servicer’s Customary Servicing Practices, including Permitted Modifications that re-amortize the term of the Receivable), that would cause the Receivable to not satisfy any other Test herein described.

8.     No Amendments.  No material provision of a Receivable has been affirmatively amended, except amendments and modifications that are contained in the related Receivable File.  As of the Cutoff Date, no Receivable shall have been amended or modified in such a manner that the total number of Scheduled Payments has been increased (except pursuant to the Servicer’s Customary Servicing Practices, including Permitted Modifications that re-amortize the term of the Receivable) or that the related Amount Financed has been increased or that such Receivable fails to meet all of the other representations and warranties made by the Seller herein with respect thereto.

8.     Observe the related Receivable File and confirm that, as of the Cutoff Date, there was no record therein of any amendment or modification of the Receivable in such a manner that the total number of Scheduled Payments had been increased (except pursuant to the Servicer’s Customary Servicing Practices, including Permitted Modifications that re-amortize the term of the Receivable) or that the related Amount Financed had been increased or that would cause the Receivable to not satisfy any other Test herein described.

9.     No Defenses.  No facts shall be known to the Seller which would give rise to any right of rescission, setoff, counterclaim or defense, nor shall the same have been asserted or threatened, with respect to any Receivable.

9.     Observe the related Receivable File and confirm that there was no record therein of any right of rescission, setoff, counterclaim or defense, nor any record of any assertion or threat thereof, with respect to the Receivable as of the Closing Date.

Sch. B-3

Representations and Warranties Made as of the Cutoff Date and the Closing Date (unless otherwise specified)	Tests
10.  No Liens. The Seller has not received notice that any liens or claims have been filed as of the date of this Agreement, including liens for work, labor or materials relating to a Financed Vehicle, that shall be liens prior to, or equal or coordinate with, the security interest in such Financed Vehicle granted by the related Receivable, which Liens shall not have been released or satisfied as of the Closing Date.

10.     Observe the related Receivable File and confirm that, as of the Closing Date, there was no record therein of receipt of notice of, or record of, the existence on such date of any senior, equal or coordinate liens or claims with respect to the Financed Vehicle which have not been released as of such date.

11.   No Default; No Repossession.  Except for payment delinquencies that, as of the Cutoff Date, have been continuing for a period of not more than 29 days, no default, breach, violation or event permitting acceleration under the terms of any Receivable shall have occurred as of the Cutoff Date; no continuing condition that with notice or the lapse of time would constitute a default, breach, violation or event permitting acceleration under the terms of any Receivable shall have arisen; the Seller shall not have waived any of the foregoing; and no Financed Vehicle has been repossessed without reinstatement as of the Cutoff Date.

11.   Observe the Data Tape and confirm that, as of the Cutoff Date, the Receivable (i) was not noted therein as being more than 29 days delinquent and (ii) was not noted therein as having been repossessed without reinstatement.
        Observe the related Receivable File and confirm that (i) as of the Cutoff Date, other than delinquencies of not more than 29 days,  there was no record therein of any default, breach, violation or event permitting acceleration under the terms of such Receivable, (ii) as of the Cutoff Date and as of the Closing Date, there was no record therein of the existence of any continuing condition that with notice or the lapse of time would constitute a default, breach, violation or event permitting acceleration under the terms of any Receivable, and (iii) as of the Cutoff Date and as of the Closing Date, there was no record therein of TMCC having waived any of the foregoing.

12.   Insurance.  The terms of each Receivable require the Obligor to obtain and maintain physical damage insurance covering the related Financed Vehicle in accordance with TMCC’s normal requirements.  The terms of each Receivable allow, but do not require TMCC to (and TMCC, in accordance with its Customary Servicing Practices, does not) obtain any such coverage on behalf of the Obligor.

12.   Observe the Receivable and confirm that (i) it was on a form included in the list of approved forms of Receivables provided to [__________] by TMCC, (ii) it required the related Obligor to obtain and maintain physical damage insurance covering the related Financed Vehicle and (iii) it does not require TMCC to obtain any such coverage on behalf of the related Obligor.

13.   Good Title.  No Receivable has been sold, transferred, assigned or pledged by the Seller to any Person other than the Purchaser, and no provision of a Receivable shall have been waived, except for a waiver that would not violate clause ([__]) or clause ([__]) above; immediately prior to the transfer and assignment herein contemplated, the Seller had good and marketable title to each Receivable free and clear of all Liens and rights of others; immediately upon the transfer and assignment thereof, the Purchaser shall have good and marketable title to each Receivable, free and clear of all Liens and rights of others.

13.   Observe the related Receivable File and confirm that there was no record therein of (i) TMCC or the Seller having sold, transferred, assigned or pledged the Receivable to any Person other than the Seller or the Issuer, respectively, or (ii) any provision of a Receivable having been waived, except in accordance with Representations and Warranties numbered [__] and [__] herein.

Sch. B-4

Representations and Warranties Made as of the Cutoff Date and the Closing Date (unless otherwise specified)	Tests
14.   Lawful Assignment.  No Receivable shall have been originated in, or shall be subject to the laws of, any jurisdiction under which the sale, transfer and assignment of such Receivable under this Agreement or pursuant to a transfer of the related certificate of title shall be unlawful, void or voidable.  The terms of each Receivable do not limit the right of the owner of such Receivable to sell such Receivable.  The Seller has not entered into any agreement with any Person that prohibits, restricts or conditions the sale of any Receivable by the Seller.

14. Observe the Receivable and confirm that it was on a form included in the list of approved forms of Receivables provided to [__________] by TMCC.
15. Chattel Paper. Each Receivable constitutes “chattel paper” that is in the form of either “tangible chattel paper” or “electronic chattel paper” as such terms are defined in the UCC.	15. Observe the Receivable and confirm that it was on a form included in the list of approved forms of Receivables provided to [__________] by TMCC.
16.   Additional Representations and Warranties.  (A) Each Receivable shall have an original number of Scheduled Payments of not less than [__] nor more than [__] and, as of the Cutoff Date, a remaining number of Scheduled Payments of not less than [__] nor more than [__]; (B) each Receivable provides for the payment of a finance charge based on an APR ranging from [____]% to not more than [____]%; (C) each Receivable shall have had an original principal balance of not less than $[______] and not more than $[______] and, as of the Cutoff Date, an unpaid principal balance of not less than $[______] and not more than $[______]; (D) no Financed Vehicle was subject to force-placed insurance as of the Cutoff Date; (E) each Receivable is being serviced by TMCC as of the Closing Date; (F) each Receivable is secured by a new or used passenger car, minivan, light-duty truck or sport utility vehicle; (G) no Receivable was more than [__] days past due as of the Cutoff Date; (H) as of the Cutoff Date, no Receivable was noted in the records of the TMCC or the Servicer as being the subject of a bankruptcy proceeding or insolvency proceeding; (I) each Receivable is calculated with the Simple Interest Method; and (J) each Receivable has a first scheduled due date of not later than [__] days after the Cutoff Date; and (K) each Receivable shall have had a FICO score of at least [____] as of the Cutoff Date.

16.   Observe the Receivable and confirm that (i) it has an original number of Scheduled Payments of not less than [__] nor more than [__], (ii) it has, as of the Cutoff Date, a remaining number of Scheduled Payments of not less than [__] nor more than [__], (iii) it provides for the payment of a finance charge based on an APR ranging from [____]% to not more than [____]%, (iv) it had an original principal balance of not less than $[______] and not more than $[______] and, as of the Cutoff Date, an unpaid principal balance of not less than $[______] and not more than $[______], (v) it does not indicate that it was subject to force-placed insurance as of the Cutoff Date, (vi) it is being serviced by TMCC as of the Closing Date, (vii) it is secured by a new or used passenger car, minivan, light-duty truck or sport utility vehicle and (viii) it is calculated with the Simple Interest Method.
        Observe the Data Tape and confirm that (i) the Receivable has a first scheduled due date of not later than [__] days after the Cutoff Date, (ii) the Receivable was not more than [__] days past due as of the Cutoff Date, (iii) as of the Cutoff Date, the Receivable was not noted therein as being the subject of a bankruptcy proceeding or insolvency proceeding and (iv) the Receivable had a FICO score of at least [____] as of the Cutoff Date.

Sch. B-5